EX-10.1

BANCO POPULAR

August 2, 2001

Mr. James F. Callahan
Corporate Comptroller
Wallace International de Puerto Rico, Inc.
175 Mc Clellan Highway
East Boston, Massachusetts  02128

VIA FACSIMILE  (617) 568-1370

Dear Mr. Callahan:

Please be advised that Wallace International de Puerto Rico, Inc. has an authorized line of credit with Banco Popular de Puerto Rico for the amount of One million dollars ($1,000,000).  This facility bears interest at a floating rate per annum equal to the sum of the Index Rate plus one hundred (100) basis points.  It is required an annual clean up to fifteen (15) calendar days during each approval period.  The expiration date for this line is April 30, 2002.

Sincerely,

/s/ FRANKLYN VARGAS
Assistant Vice President
Mayagüez Commercial Banking Center (412)